EXHIBIT 5.1

                     [LETTERHEAD OF VINSON $ ELKINS L.L.P.]

(713)  758-2222                                                   (713) 758-2346
                                October 2, 1996

Owen Healthcare, Inc.
9800 Centre Parkway, Suite 1100
Houston, Texas 77036

Ladies and Gentlemen:

      We have acted as counsel to Owen Healthcare, Inc., a Texas corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-8 relating to the proposed offer and sale by the Company of up to an aggregate of 900,000 shares of the Company's common stock, no par value (the "Shares") pursuant to the Owen Healthcare, Inc. 1996 Stock Option Plan (the "Plan"). In such capacity, we are passing on certain legal matters in connection with the registration of the sale of the Shares. At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

      In connection with rendering this opinion, we have examined such certificates, instruments and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In addition, we have relied as to factual matters on certificates of certain public officials and officers of the Company.

      Based upon the foregoing examination and review, we are of the opinion that the Shares have been duly authorized for issuance and, when the Registration Statement has been declared effective and the Shares are issued and paid for in accordance with the provisions of the respective Plans, such Shares will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,

                                    VINSON & ELKINS L.L.P.